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                                                                    Exhibit 12.1


                            First Maryland Bancorp
             Computation of thE Ratio of Earnings to Fixed Charges

                                                                Three
                                                                Months
                                                                 Ended
                                                               March 31,              Years Ended December 31,
                                                               ---------  ------------------------------------------------
                                                                 1999       1998      1997      1996      1995      1994
                                                               ---------  --------  --------  --------  --------  --------
                                                                                 (dollars in thousands)
Excluding interest on deposits
Fixed Charges:
  Interest on long-term debt and short-term
     borrowings (a)......................................       $ 40,679  $143,898  $148,110  $110,149  $108,982  $ 71,908
  Portion of rent deemed representative
     of the interest factor (b)..........................          1,870     8,219     8,388     6,564     6,873     7,058
                                                                --------  --------  --------  --------  --------  --------
        Total fixed charges..............................       $ 42,549  $152,117  $156,498  $116,713  $115,855  $ 78,966

Earnings:
  Net income.............................................       $ 42,418  $218,123  $151,188  $132,337  $120,187  $111,140
  Income taxes...........................................         24,844   124,467    84,301    74,850    63,992    59,288
Fixed charges............................................         42,549   152,117   156,498   116,713   115,855    78,966
                                                                --------  --------  --------  --------  --------  --------
        Total earnings...................................       $109,811  $494,707  $391,987  $323,900  $300,034  $249,394

Ratio of earnings to fixed charges.......................          2.58x     3.25x     2.50x     2.78x     2.59x     3.16x

Including interest on deposits
Fixed Charges:
  Interest on long-term debt and short-term
     borrowings and deposits (a).........................       $132,588  $534,178  $445,754  $315,318  $314,548  $241,099
  Portion of rent deemed representative
     of the interest factor (b)..........................          1,870     8,219     8,388     6,564     6,873     7,058
                                                                --------  --------  --------  --------  --------  --------
        Total fixed charges..............................       $134,458  $542,397  $454,142  $321,882  $321,421  $248,157

Earnings:
  Net income.............................................       $ 42,418  $218,123  $151,188  $132,337  $120,187  $111,140
  Income taxes...........................................         24,844   124,467    84,301    74,850    63,992    59,288
Fixed charges............................................        134,458   542,397   454,142   321,882   321,421   248,157
                                                                --------  --------  --------  --------  --------  --------
     Total earnings......................................       $201,720  $884,987  $689,631  $529,069  $505,600  $418,585

Ratio of earnings to fixed charges.......................          1.50x     1.63x     1.52x     1.64x     1.57x     1.69x
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(a)  Includes the amortization of deferred note issue expenses.
(b)  One third of rents is deemed representative of the interest factor.